Exhibit 99.1

August 15, 2025

Board of Directors & President

Wytec International, Inc.

19206 Huebner Road, Suite 202

San Antonio, Texas 78258

Re: Resignation as a Director of Wytec International, Inc.

Board Members & President:

I hereby tender my voluntary resignation as a Director of Wytec International, Inc. (the "Company") and as a member and chairman of the audit committee of the Company's Board of Directors, effective on the date hereof. I am resigning for personal reasons and can no longer, in good conscience, perform the duties expected of a Wytec Board Member or Audit Committee Chairman.

I wish all the best for the Company, its management and employees, and Board of Directors.

Sincerely,

/s/ Robert D. Cook

Robert D. Cook